UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
                  WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934
Date of Report (date of earliest event reported): August 23, 2012

CLEAR SYSTEM RECYCLING, INC.

(Exact name of registrant as specified in charter)

Nevada                                            333-174155                          27-4673791

(State or other jurisdiction                (Commission                                (IRS Employer

of incorporation)                              File Number)                          Identification No.)

73 Raymar Place, Oakville, Ontario L6J 6MI, Canada
     (Address of principal executive offices)

1-905-302-3843

 (Registrant's telephone number, including area code)

___________________________________
(Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17

CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17

CFR 240.13e-4(c))

                       ITEM 1.01   ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On August 23, 2012, the Company entered into an Agreement and Plan of Merger and Reorganization (the “Agreement”) with Masterpiece Investment Corp. (“MIC”).  Subject to conditions to closing, the Company will acquire all of the Masterpiece capital stock pursuant to a merger of MIC with and into a wholly owned subsidiary of the Company. In the transaction MIC shares will be exchanged for shares of the Company’s common stock.

MIC is engaged in the business of producing fine art for sale to the public through charity auctions, gallery sales, trade shows and online auctions. Its primary focus is creating bronze and silver limited edition reproductions of sculptures created by world renowned artist Lorenzo Ghilglieri, as well as his son, Laran Ghilglieri, and his daughter, Rebecca Clark. MIC was founded in 2006 by Mark Ghiglieri, a son of Lorenzo Ghiglieri. Since that time, MIC has commissioned artwork from the Ghiglieri family designed to appeal to the American patriotic spirit, a market segment which has grown in popularity over recent years. MIC also reproduces the works of artists such as Cellini, Michelangelo and Bernini through the use of its extremely valuable mould collections, which includes over 200 moulds. A wholly-owned subsidiary, Addictive Workshop, LLC, is a sculpting studio and workshop specializing in the enlargement and reduction of artwork.

Closing is subject to, among other things, the approval of the MIC shareholders, the delivery of MIC’s audited financial statements as of December 31, 2011, and unaudited financial statements for the interim period ending June 30, 2012, as well as deliveries of other documents and certificates. We cannot provide any assurances that the merger will be completed.

ITEM 9.01   FINANCIAL STATEMENTS AND EXHIBITS

The following exhibit is included with this filing.

Exhibit No.                 Description

10.1                         Agreement and Plan of Merger and Reorganization

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEAR SYSTEM RECYCLING, INC.

August 30, 2012                                                         By: /s/ John Carter

Name: John Carter
Title: President